Exhibit 18

Executed

December 16, 2019

Equity Commitment Letter

Prairie Private Acquiror LP

345 Park Avenue

New York, NY 10154

Ladies and Gentlemen:

This letter agreement sets forth the commitments and terms of Blackstone Infrastructure Prairie Partners L.P., a Delaware limited partnership (“BIP Co-Invest”), BIP Aggregator (USRPHC) L.P., a Delaware limited partnership, BIP Aggregator Q L.P., a Delaware limited partnership, and Blackstone Infrastructure Partners – V L.P., a Delaware limited partnership (collectively, and including BIP Co-Invest, the “BIP Funds”), Jasmine Ventures Pte. Ltd., a Singapore private limited company (“GIC Investor”), Enagas Holding USA, S.L.U., a Spanish company (“Enagas Spain”), Enagas U.S.A. LLC, a Delaware limited liability company (“Enagas USA”, and together with Enagas Spain, “Enagas Investor”), Prairie Secondary Acquiror LP, a Delaware limited partnership (“Secondary Acquiror”), Prairie Secondary Acquiror E LP, a Delaware limited partnership (“Secondary Acquiror E”), and L5 Investment Holdings LP, a Scottish limited partnership (“USS Investor” and together with each of the BIP Funds, GIC Investor, Enagas Investor, Secondary Acquiror and Secondary Acquiror E, each a “Sponsor” and, collectively, the “Sponsors”), subject to the conditions described below, to purchase, or cause the purchase of, the equity interests of Prairie Private Acquiror LP, a Delaware limited partnership (the “Buyer”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and among the Buyer, Prairie Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Buyer, Tallgrass Energy, LP, a Delaware limited partnership (“TGE”), and the other parties signatory thereto, among other things, the Buyer will be merged with and into TGE (the “Merger”). Each capitalized term used but not defined in this letter agreement will have the meaning given to it in the Merger Agreement, except as otherwise provided below.

1. Commitment. Each Sponsor hereby commits severally (and not jointly or jointly and severally) on the terms and subject to the conditions set forth in this letter agreement to, at or immediately prior to the Closing, purchase, or cause the purchase of, equity of the Buyer, for an aggregate amount in cash equal to such Sponsor’s Pro Rata Percentage (as defined herein) of up to $2,924,430,224.83, representing the aggregate amount of equity capital to be contributed directly or indirectly to the Buyer solely for the purpose of allowing the Buyer to fund a portion of the Merger Consideration pursuant to the Merger Agreement (the “Commitment” and each Sponsor’s Pro Rata Percentage of the Commitment, such “Sponsor’s Commitment”). Following the Closing and certain post-closing restructuring transactions, each Sponsor will own an indirect equity interest in TGE reflected on Schedule A hereto, calculated based on a Closing Date of March 31, 2020. Each Sponsor will not, under any circumstances, be obligated to pay, in the aggregate, more than such Sponsor’s Commitment. Each Sponsor may effect the purchase of the equity of the Buyer directly or indirectly through one or more affiliated entities or other co-investment entities designated by it. However, no such action will reduce the amount of such Sponsor’s Commitment or otherwise affect the obligations of such Sponsor under this letter agreement except to the extent that such obligations are actually so directly or indirectly performed. In the event the Buyer does not require all of the equity capital with respect to which the Sponsors have made Commitments in order to consummate the Merger, the amount to be funded under this letter agreement may be reduced as determined by the Sponsors down to an amount necessary to consummate the Merger.

2. Conditions. The obligation of each Sponsor to fund or cause the funding of such Sponsor’s Commitment shall be subject to the satisfaction (or waiver by such Sponsor) of each of the following conditions: (i) the satisfaction or waiver of each of the conditions to the Buyer’s obligations to effect the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction thereof), (ii) the concurrent funding of the Debt Financing (or if alternative debt financing is being used in accordance with Section 6.4(c) of the Merger Agreement, such alternative debt financing) in accordance with, and to the extent contemplated to be funded on the Closing Date by, the terms thereof and (iii) the concurrent consummation of the Closing in accordance with the terms of the Merger Agreement.

3. Limited Guaranty. Concurrently with the execution and delivery of this letter agreement, the Sponsors are executing and delivering to TGE a limited guaranty, dated as of the date hereof (the “Limited Guaranty”). TGE’s remedies against the Sponsors under the Limited Guaranty are, and are intended to be, the sole and exclusive direct or indirect remedies available against the Sponsors (except as expressly set forth in Section 4 hereof). In the event such Commitment is not funded in accordance with the terms of this letter agreement, neither the Buyer, TGE, nor any other Person shall have, and no Person is intended to have, any right of recovery against the Sponsors or any Non-Recourse Party (as defined in the Limited Guaranty) for failure to perform their payment obligations under this letter agreement or in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement (including in the event the Buyer breaches any of its obligations under the Merger Agreement and whether or not the Buyer’s breach is caused by any Sponsor’s breach of its obligations under this letter agreement), except as set forth in Section 4 hereof and for claims by TGE against the Sponsors pursuant to the Limited Guaranty.

4. Enforceability. This letter agreement may only be enforced by the Buyer, and nothing set forth in this letter agreement shall be construed to confer upon or give to TGE or any other Person (including the Buyer’s or TGE’s direct and indirect creditors), other than the parties hereto and their respective successors and permitted assigns, any rights to enforce any Sponsor’s Commitment or to cause the Buyer to enforce any such Commitment; provided, however, that notwithstanding anything herein to the contrary, if TGE is entitled to specific performance in accordance with Section 9.8(b) of the Merger Agreement to cause such Sponsor’s Commitment to be funded, then TGE may use all available means at law or equity to enforce the Buyer’s right to cause such Sponsor’s Commitment to be funded (subject to the terms and conditions hereof) without the direction of the Sponsors, and in such event and solely to such extent TGE will be deemed a third party beneficiary of the Buyer’s rights under this letter agreement. The exercise by the Buyer or TGE of any right to directly enforce this letter agreement does not give rise to any other remedies, monetary or otherwise, such remedies being limited, as described in Section 3 hereof, to those provided under the Limited Guaranty. Each Sponsor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, in any proceeding asserting that this letter agreement is illegal, invalid or unenforceable, in whole or in part, in accordance with its terms.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of the Buyer and each of the Sponsors. Any such amendment or modification of this letter agreement shall be subject to TGE’s prior written consent to the extent and in the manner required under the Merger Agreement. The Buyer shall, promptly following the execution thereof, deliver to TGE a true and complete fully executed copy of any amendment or modification to this letter agreement. Together with the Limited Guaranty and the Interim Investors Agreement, dated as of the date hereof, among the Sponsors, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between any Sponsor or any of its Affiliates, on the one hand, and the Buyer or any of their Affiliates, on the other, with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement).

6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of Law of any jurisdiction other than those of the State of Delaware.

(b) EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT LIABILITY OF EACH SPONSOR ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND NON-APPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS LETTER AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7. Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile or electronic transmission in a “portable document format”). Each such counterpart, when executed, shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. No party hereto shall raise the use of a facsimile machine or electronic transmission in a “portable document format” file to deliver a signature to this letter agreement as a defense to the formation of a contract and each party hereto forever waives any such defense.

8. No Third Party Beneficiaries. Except as expressly set forth in Sections 4 and 11 hereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and nothing in this letter agreement, express or implied, is intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under this letter agreement.

9. Confidentiality. This letter agreement is being provided to the Buyer solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Limited Guaranty), except with the written consent of each Sponsor; provided, that no such written consent shall be required in connection with the enforcement of rights and obligations hereunder, for any disclosure of the existence or terms of this letter agreement to the parties to the Merger Agreement or their Representatives, Affiliates or advisors with a need to know in connection with the transactions contemplated by the Merger Agreement or to the extent required by applicable foreign or domestic Law, the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any Governmental Authority relating to the transactions contemplated by the Merger Agreement; provided, that the Buyer shall give the Sponsors written notice of any such required disclosure as far in advance as is practicable and will permit each Sponsor to have a reasonable opportunity to comment on any such required disclosure to the extent practicable.

10. Termination. The obligations of each Sponsor to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) the funding of such Sponsor’s Commitment at the Closing, (b) the termination of the Merger Agreement in accordance with its terms and (c) TGE or any of its Affiliates or Representatives asserting any claim under the Limited Guaranty or otherwise against such Sponsor in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby other than (i) to the extent such claim is expressly permitted by such agreements (including, for the avoidance of doubt, the Retained Claims (as defined in the Limited Guaranty) and the rights set forth in Section 8.2 of the Merger Agreement) or (ii) any claim against such Sponsor under this letter agreement as contemplated by Section 4 hereof.

11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, the Buyer covenants, agrees and acknowledges that no Person other than the Sponsors, as applicable, has any liabilities, obligations or commitments of any nature (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder (in each case subject to the limitations provided herein) or in connection with the transactions contemplated hereby and that, notwithstanding that each Sponsor or its general partner (and any assignee permitted under Section 14 hereof) may be a limited partnership, limited liability company or any other entity, the Buyer has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith, against, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this letter agreement, the transactions contemplated hereby or in respect of any oral representation made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or otherwise be incurred by the former, current or future direct or indirect equity holders, controlling Persons, directors, officers, employees, agents, Affiliates (other than any assignee permitted under Section 14 hereof to which the obligations hereunder are actually assigned), members, managers or general or limited partners of any of the Sponsors or the Buyer or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee permitted under Section 14 hereof to which the obligations hereunder are actually assigned) or agent of any of the foregoing (collectively, but in each case, excluding the Sponsors or the Buyer even if a Sponsor or the Buyer would otherwise be included in the foregoing list, the “Non-Recourse Parties”), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Notwithstanding any exercise or right to exercise its enforcement rights in accordance with Section 4 hereof, TGE is subject to this Section 11 to the same extent that the Buyer is. Notwithstanding anything herein to the contrary, the liability of each Sponsor shall be several (and not joint or joint and several) based upon such Sponsor’s Pro Rata Percentage, and no Sponsor shall be liable to the Buyer, TGE or any other Person for any amounts hereunder in excess of such Sponsor’s Commitment. The “Pro Rata Percentage” of each Sponsor is as set forth opposite such Sponsor’s name on Schedule A hereto.

12. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement.

13. Severability. If any provision of this letter agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this letter agreement, including Section 11 hereof, be construed as an integral provision of this letter agreement and that such remedies and limitations shall not be severable in any manner that increases liability or obligations hereunder of any party hereto or of any Sponsor or of any Non-Recourse Party.

14. Assignment. Each Sponsor shall be entitled to assign all or a portion of its obligations hereunder to one or more Person(s) that agree(s) to assume such Sponsor’s obligations hereunder; provided, that such Sponsor shall remain obligated to perform its original obligations hereunder to the extent not performed by such Person(s). Except as provided above, this letter agreement shall not be assignable without the consent of the parties hereto and TGE, and any purported assignment without such consent shall be null and void and of no force and effect.

15. Representations and Warranties.

(a) Each Sponsor hereby represents and warrants that:

(i) it has all power and authority to execute, deliver and perform this letter agreement and that the execution, delivery and performance of this letter agreement have been duly and validly authorized by all necessary action and do not contravene any provision of such Sponsor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Sponsor or its assets;

(ii) all consents, approvals, authorizations, permits, filings and notifications necessary for the due execution, delivery and performance of this letter agreement by such Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other proceeding, action, notice or filing is required in connection with the execution, delivery or performance of this letter agreement;

(iii) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Sponsor enforceable against such Sponsor in accordance with its terms, subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (2) general equitable principles (whether considered in a proceeding in equity or at law);

(iv) the execution, delivery and performance of this letter agreement by such Sponsor do not and will not (1) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on such Sponsor or result in the creation of any lien upon any of its properties, assets or rights or (2) conflict with, result in any violation of or contravene any provision of such Sponsor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law binding on such Sponsor or any of its property or assets; and

(v) it has uncalled capital commitments or otherwise has (and will continue to have for so long as this letter agreement remains in effect) available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it has outstanding.

16. Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to the BIP Funds:

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Attention: John G. Finley

Email: john.finley@blackstone.com

with a copy to (which alone shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Alan Beck

Lande Spottswood

Email:	kfullenweider@velaw.com

abeck@velaw.com

lspottswood@velaw.com

If to GIC Investor:

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Ankur Meattle; Ashok Samuel

with a copy (which shall not constitute notice) to:

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York 10017

Attention: Alexander Greenbaum

Yoni Gontownik

Email:	alexgreenbaum@gic.com.sg

yonigontownik@gic.com.sg

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Asi Kirmayer

Email:	akirmayer@sidley.com

If to Enagas Investor:

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Email: bgarciaalarcon@enagas.es

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street,

Suite 3700

Houston, Texas 77002

Attention: Jeff Munoz; Bill Finnegan; Javier Marti-Fluxa

Emails: jeff.munoz@lw.com; bill.finnegan@lw.com; javier.marti-fluxa@lw.com

If to USS Investor:

L5 Investment Holdings LP

50 Lothian Road

Festival Square

Edinburgh, EH3 9WJ

Attention: Real Assets Team; Tom Kelly

with a copy (which shall not constitute notice) to:

Hogan Lovells LLP

390 Madison Avenue

New York, NY 10017

Attention: Michael Szlamkowicz

Email: michael.szlamkowicz@hoganlovells.com

If to the Buyer, as provided in the Merger Agreement.

[Signature pages follow]

Sincerely,

SPONSORS:

BLACKSTONE INFRASTRUCTURE PRAIRIE PARTNERS L.P.

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

BIP AGGREGATOR (USRPHC) L.P.

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

BIP AGGREGATOR Q L.P.

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

[Equity Commitment Letter – Signature Page]

BLACKSTONE INFRASTRUCTURE PARTNERS - V L.P

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson

Name:	Wallace Henderson
Title:	Senior Managing Director

PRAIRIE SECONDARY ACQUIROR L.P.

By:	BIP Holdings Manager L.L.C. its general partner

By:	/s/ Wallace Henderson

Name:	Wallace Henderson
Title:	Senior Managing Director

PRAIRIE SECONDARY ACQUIROR E L.P.

By:	BIP Holdings Manager L.L.C. its general partner

By:	/s/ Wallace Henderson

Name:	Wallace Henderson
Title:	Senior Managing Director

[Equity Commitment Letter – Signature Page]

JASMINE VENTURES PTE. LTD.

By:	/s/ Alexander Greenbaum

Name:	Alexander Greenbaum
Title:	Authorized Person

[Equity Commitment Letter – Signature Page]

ENAGAS INVESTOR:

ENAGAS HOLDING USA, S.L.U.

By:	/s/ Marcelino Oreja Arburúa
	Name:	Marcelino Oreja Arburúa
	Title:	Authorized Representative

ENAGAS U.S.A. LLC

By:	/s/ Marcelino Oreja Arburúa
	Name:	Marcelino Oreja Arburúa
	Title:	Authorized Representative

[Equity Commitment Letter – Signature Page]

USS INVESTOR:

L5 INVESTMENT HOLDINGS LP

By: USS Investment Management Limited as agent for and on behalf of L5 Investment Holdings GP Limited acting in its capacity as general partner of L5 Investment Holdings LP

By:	/s/ Howard Brindle
	Name:	Howard Brindle
	Title:	Deputy CEO

[Equity Commitment Letter – Signature Page]

Agreed to and accepted:

BUYER:

PRAIRIE PRIVATE ACQUIROR LP

By: BIP HOLDINGS MANAGER L.L.C., its general partner

By:	/s/ Wallace Henderson
	Name:	Wallace Henderson
	Title:	Senior Managing Director

[Equity Commitment Letter – Signature Page]

Schedule A

Pro Rata Percentages and Indirect Equity Interests in TGE

Sponsor	Pro Rata Percentage	Indirect Equity Interest in TGE at Closing
BLACKSTONE INFRASTRUCTURE PRAIRIE PARTNERS L.P.	30.43327868%	16.33477752%
BIP AGGREGATOR (USRPHC) L.P.	8.57415980%	7.84406437%
BIP AGGREGATOR Q L.P.	2.42292512%	22.88148550%
BLACKSTONE INFRASTRUCTURE PARTNERS – V L.P.	1.63967748%	4.24900756%
GIC INVESTOR	5.12920427%	12.03796493%
ENAGAS INVESTOR	28.59702355%	30.22891129%
USS INVESTOR	11.96814330%	6.42378891%
SECONDARY ACQUIROR L.P.	4.57068733%	—
SECONDARY ACQUIROR E L.P.	6.66490048%	—
Total	100.00000000%	100.00000000000%